Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

CATALYTICA ENERGY SYSTEMS, INC.,

ACORN FACTOR, INC.

COALOGIX INC.

AND WITH RESPECT TO ARTICLE 11 ONLY

RENEGY HOLDINGS, INC.

DATED NOVEMBER 7, 2007

- i -

TABLE OF CONTENTS
(Continued)

4.3	Finders or Brokers	26
4.4	No Additional Representations	26
4.5	Financial Statements Included in SEC Filings	26

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		27

5.1	Organization	27
5.2	Corporate Authority Relative to this Agreement; No Violation	27
5.3	Investigations; Litigation	28
5.4	Finders or Brokers	28
5.5	Investment Intent	28
5.6	Solvency	28
5.7	Financing	29
5.8	Operations of Buyer	29

ARTICLE 6 COVENANTS		29

6.1	Confidentiality	29
6.2	Tax Matters	29
6.3	Public Announcements	31
6.4	Transaction Costs	31
6.5	Retention of and Access to Records	32
6.6	Payments	32
6.7	Cooperation in Post-Closing Litigation	32
6.8	Cooperation as to Financial Statements	32
6.9	Return of Excluded Assets	32

ARTICLE 7 EMPLOYMENT MATTERS		33

7.1	Employees	33
7.2	Welfare Plans	33
7.3	Severance	34
7.4	Savings Plans	34
7.5	Post-Retirement Benefit Liabilities	34
7.6	Long Term Disability	34
7.7	Life Insurance	34
7.8	Vacation	35
7.9	Cooperation	35
7.10	Post-Closing Date Participation	35
7.11	General	35

ARTICLE 8 INDEMNIFICATION; REMEDIES		35

8.1	Survival	35
8.2	Indemnification by Parent and Buyer	36
8.3	Indemnification by Seller	36

- ii -

TABLE OF CONTENTS
(Continued)

8.4	Notice of Claims	36
8.5	Procedure for Indemnification; Third Party Claims; Arbitration	36
8.6	Limitations on Indemnification	38
8.7	Exclusive Remedy	39

ARTICLE 9 GENERAL PROVISIONS		40

9.1	Notices	40
9.2	Certain Definitions	41
9.3	Interpretation	42
9.4	Counterparts	42
9.5	Entire Agreement; Third-Party Beneficiaries	42
9.6	Governing Law	42
9.7	Assignment	42
9.8	Nondisclosure	42
9.9	Amendments; Waiver	42
9.10	Enforcement	43
9.11	Severability	43

ARTICLE 10 GUARANTEE OF BUYER’S OBLIGATIONS		43

10.1	Guaranty	43
10.2	Guaranty Absolute	43
10.3	Obligations Several	44
10.4	Obligations Continuing	44
10.5	Enforcement of Guaranty	45
10.6	Waiver	45
10.7	Expenses	45
10.8	Benefit of Guaranty	46
10.9	Reinstatement	46
10.10	Continuing Guaranty	46
10.11	Effective Date and Term of Guaranty	46

ARTICLE 11 GUARANTEE OF SELLER’S OBLIGATIONS		46

11.1	Guaranty	46
11.2	Guaranty Absolute	46
11.3	Obligations Several	47
11.4	Obligations Continuing	47
11.5	Enforcement of Guaranty	48
11.6	Waiver	48
11.7	Expenses	48
11.8	Benefit of Guaranty	48
11.9	Reinstatement	49
11.10	Continuing Guaranty	49
11.11	Effective Date and Term of Guaranty	49

- iii -

EXHIBITS

EXHIBIT A Assignment and Assumption Agreement
EXHIBIT B Opinion of Counsel to Seller
EXHIBIT C Opinion of Counsel to Buyer

SCHEDULES
SCHEDULE A Excluded Assets
SCHEDULE B Purchase Price Allocation
SCHEDULE C Current Assets
SCHEDULE D Current Liabilities
SCHEDULE E Working Capital Example Computation

- iv -

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 7, 2007, by and between Catalytica Energy Systems, Inc., a Delaware corporation (“Seller”), Acorn Factor, Inc., a Delaware corporation (“Parent”), CoaLogix Inc., a Delaware corporation and a subsidiary of Parent (“Buyer”) and with respect to Article 11 only, Renegy Holdings, Inc., parent of Seller (“Renegy”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of CESI-SCR, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Seller (“CESI-SCR”), and CESI-Tech Technologies, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Seller (“CESI-Tech”).

WHEREAS, CESI-SCR owns all of the issued and outstanding membership interests of SCR-Tech, LLC, a North Carolina limited liability company and a direct wholly-owned subsidiary of CESI-SCR (“SCR-Tech” and, collectively with CESI-SCR and CESI-Tech, the “Acquired Companies” and each an “Acquired Company”).

WHEREAS, the Acquired Companies are engaged in the business of cleaning and regenerating selective catalyst reduction (“SCR”) catalyst used by coal-fired power generation facilities to reduce nitrogen oxide emissions and providing SCR catalyst management services for such power generation facilities (collectively, the “Business”).

WHEREAS, Seller and/or its Subsidiaries (as defined below) are subject to certain liabilities relating to the Business.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of capital stock of CESI-SCR and CESI-Tech (the “Shares”), and in connection therewith, Buyer has agreed to assume certain liabilities of Seller relating to the Business, all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Ancillary Agreement” — the Assignment and Assumption Agreement.

“assets” — all properties, assets, rights (contractual or otherwise) and claims, whether personal, tangible or intangible.

“Business Intellectual Property” — all Intellectual Property owned by the Acquired Companies for use in the Business as conducted as of the date hereof.

“Closing Date” — the date and time as of which the Closing actually takes place.

“COBRA” — the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Contract” — any written agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Excluded Assets” — the assets of the Acquired Companies set forth on Schedule A hereto.

“Governmental Entity” — any Federal, state or local government or any court, administrative agency, bureau, commission, department or other authority of any domestic or foreign government or any arbitrator in any case that has jurisdiction over an applicable party or any of its properties or assets.

“Intellectual Property” — (a) inventions and discoveries, whether patentable or not, invention disclosures, and all Patents; (b) Trademarks; (c) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (d) Trade Secrets and (e) all other intellectual property or similar proprietary rights, including all formulas, know-how, processes, techniques, designs, and all foreign counterparts to any of the items described in the foregoing clauses (a) through (e).

“IP Applications”— all applications filed with a Governmental Entity to obtain any Registered Intellectual Property, including applications for Patents, copyright registrations or Trademark registrations.

“IRC” — the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“IT Assets” —the Acquired Companies’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Liability” — any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

“Licensed Intellectual Property” —Intellectual Property and IP Applications that the Acquired Companies are licensed or otherwise permitted by other persons to use.

“Patent Application” — any IP Application filed with a Governmental Entity to obtain a Patent.

“Patents” — patents and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues.

“Proceeding” — any action, inquiry, proceeding, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Entity.

“Registered Intellectual Property” — any issued Patent, copyright registration, Trademark registration or other similar Intellectual Property registration, in each case that is issued, registered or granted by the United States Patent and Trademark Office, the United States Copyright Office or any corresponding foreign Governmental Entity, and any application filed with any such Governmental Entity for the purpose of obtaining such a registration.

“Representative” — with respect to a particular person, any director, officer, employee, agent, consultant, or other representative of such person, including legal counsel, accountants, financial advisors and lenders.

“SEC” — the Securities and Exchange Commission.

“Trade Secrets” — confidential and proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists, supplier lists, databases and other compilations of information.

“Trademarks” — trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same.

1.2 Other Definitions.  The following terms are defined in the Sections indicated:

Term	Section
Acquired Companies	Recitals
Acquired Company	Recitals
Acquired Company Real Property	3.13
Acquired Companies Registered Intellectual Property	3.12(a)
Acquired Material Lease	3.13
affiliates	9.2(b)
Agreement	Preamble
Assignment and Assumption Agreement	2.6(a)(ii)
Assumed Liabilities	2.2(b)
Basket	8.6(a)
Benefit Plans	3.7(a)
Business Balance Sheet	3.3
business day	9.2(e)
Business Employee	3.7(a)
Business Employees	3.7(a)
Business Financial Statements	3.3
Business Material Adverse Effect	3.1
Business Material Contracts	3.15(a)
Buyer	Preamble
Buyer Savings Plan	7.4
Buyer Indemnified Parties	8.3
CESI-SCR	Recitals
CESI-Tech	Recitals
Closing	2.5
Closing Working Capital	2.3(b)(ii)
Confidentiality Agreement	0
control	9.2(b)
controlled by	9.2(b)
Controlled Group Liability	3.7(h)
Environmental Law	3.6(b)
ERISA	3.7(a)
Exchange Act	3.20
Excluded Liabilities	2.2(c)
GAAP	3.3
Hazardous Substance	3.6(c)
Indemnified Party	8.4
Indemnifying Party	8.4
Independent Accountant	2.3(b)(iv)
IP Applications	1.1
IT Assets	1.1
knowledge	9.2(d)

Term	Section
Law	3.5(a)
Laws	3.5(a)
Licensed Intellectual Property	1.1
Lien	4.2(c)
Losses	8.2
Notice of Disagreement	2.3(b)(iv)
Parent	Preamble
Patent Application	1.1
Parent Guaranteed Obligations	10.1
Permitted Lien	4.2(c)
person	9.2(c)
Pre-Closing Income Tax Return	6.2(b)
Pre-Closing Tax Period	6.2(a)
Property Taxes	6.2(a)
Purchase Price	2.3(a)
Registered Intellectual Property	1.1
Renegy	Preamble
Renegy Guaranteed Obligations	11.1
SCR-Tech	Recitals
SCR	Recitals
Securities Act	3.20
Seller	Preamble
Seller Disclosure Schedules	Article 3
Seller Indemnified Parties	8.2
Seller Permits	3.5(b)
Seller Savings Plans	7.4
Seller SEC Documents	3.20
Shares	Recitals
Statement of Working Capital	2.3(b)(ii)
Straddle Period	6.2(a)
Subsidiaries	9.2(a)
Survival Period	8.1
Tax Contest	6.2(b)
Tax Return	3.10(b)
Taxes	3.10(b)
Trade Secrets	1.1
Trademarks	1.1
Transfer Taxes	6.4
under common control with	9.2(b)
Working Capital	2.3(b)(i)

ARTICLE 2

SALE AND TRANSFER OF SHARES; CLOSING

2.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, (i) Seller will sell and transfer the Shares to Buyer free and clear of all Liens (other than restrictions imposed by applicable securities laws), and Buyer will purchase the Shares from Seller. Notwithstanding anything herein to the contrary, Seller or any of its Subsidiaries (including the Acquired Companies) shall be permitted to cause any or all of the Acquired Companies to transfer to Seller (and thereby to not directly or indirectly sell or transfer to Buyer) any Excluded Assets.

2.2 Assumption of Liabilities.

(a) Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing and effective as of the Closing Date, Buyer shall assume from Seller (and therefore agree to pay, perform and discharge), and Seller shall irrevocably convey, transfer and assign to Buyer, all of the Assumed Liabilities. For the avoidance of doubt, and notwithstanding anything else to the contrary herein, it is understood and agreed that Buyer shall assume all Liabilities of the Acquired Companies by virtue of Buyer’s purchase of the Shares (including the indirect purchase of the membership interests of SCR-Tech).

(b) Definition of Assumed Liabilities. For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean, refer to and include only the following Liabilities of Seller, and only to the extent such Liabilities arise out of or relate to the operation of the Business:

(i) Liabilities of Seller reflected in the Business Financial Statements and Liabilities incurred in the ordinary course of business after the date of the Business Financial Statements in connection with the operation of the Business (including any Liabilities related to workers compensation for any Business Employees);

(ii) Liabilities for Taxes that are the responsibility of Buyer pursuant to Section 6.2 or Section 6.4;

(iii) Liabilities of Seller arising out of or in connection with any Proceedings to the extent related to the Business, whether in existence on or after the date hereof (including any Proceedings set forth in Section 3.11 of the Seller Disclosure Schedules and any Liabilities related to workers compensation for any Business Employees for all periods on or after the Closing Date);

(iv) Liabilities of Seller for any obligation to make severance or retention payments to any Business Employee as set forth in any employment agreement or other Contract between Seller or any of its Subsidiaries and any such Business Employee;

(v) Liabilities of Seller for all accrued vacation and sick time of, and bonus plan payments payable to, all Business Employees;

(vi) all Liabilities assumed or to be performed by Buyer pursuant to Article 7 and the second sentence of Section 2.2(a);

(vii) Liabilities of Seller arising from discharges or releases of Hazardous Substances, violations of Environmental Laws or similar matters to the extent such Liabilities are related to the operations of the Business, any Acquired Company Real Property or any other real property owned, leased or otherwise occupied at any time for the operation of the Business or by an Acquired Company;

(viii) Liabilities under all employment agreements and other Contracts between Seller or any of its Subsidiaries and any Business Employee, but specifically excluding any Liabilities of Seller relating to stock options or other equity-based compensation involving any securities of Seller or any of its Subsidiaries; and

(ix) Liabilities of Seller for the capitalized leases set forth in Section 2.2(b)(ix) of the Seller Disclosure Schedules.

(c) Definition of Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, Buyer shall not assume, and Seller agrees that Buyer shall not be liable or otherwise responsible for, the following Liabilities of Seller (the Liabilities referred to in clauses (i) through (ii) of this Section 2.2(c), collectively, the “Excluded Liabilities”):

(i) Liabilities of Seller in respect of transaction costs payable by Seller pursuant to Section 6.4;

(ii) Liabilities for Taxes that are the responsibility of Seller pursuant to Section 6.2;

(iii) Liabilities for inter-company notes or accounts payable owed by an Acquired Company to Seller or any Subsidiary of Seller (other than any Acquired Company); and

(iv) any other Liabilities of Seller (but not the Acquired Companies), other than Assumed Liabilities .

2.3 Consideration for the Shares.

(a) Subject to the adjustments in Section 2.3(b), the aggregate consideration (the “Purchase Price”) for the Shares will be (i) $9,600,000 in cash and (ii) the assumption by Buyer of the Assumed Liabilities pursuant to Section 2.2. The Purchase Price shall be allocated to the Shares as set forth on Schedule B hereto.

(b) Working Capital Adjustment.

(i) For all purposes of and under this Agreement, the term “Working Capital” shall mean (x) the value of the current assets of the categories described on Schedule C hereto of the Acquired Companies, minus (y) the value of the current liabilities of the categories described on Schedule D hereto of the Acquired Companies or included in the Assumed Liabilities; provided, however, that for purposes of determining Working Capital, the Assumed Liabilities shall not include any costs or expenses required to be paid by Buyer pursuant to the terms of this Agreement, including any Transfer Taxes payable by Buyer pursuant to Section 6.4.

(ii) As promptly as practicable, but in any event within thirty (30) days following the Closing, Buyer shall cause to be prepared and delivered to Seller a statement (the “Statement of Working Capital”) setting forth the Working Capital as of the Closing (the “Closing Working Capital”). The Statement of Working Capital shall include the corresponding balance sheet and statement of income—each of which shall be prepared in accordance with GAAP (except for the omission of notes thereto)—and consistent with the manner of preparation of the example computation of Working Capital for September 30, 2007, attached as Schedule E hereto, and with the past practices of Seller. Buyer will cooperate and work in good faith with Seller, and Seller will cooperate with and assist Buyer, including through providing any reasonably requested documentation, in the preparation of the Statement of Working Capital. Buyer will, upon Seller’s written request, make available to Seller and its auditors a copy of all workpapers and other books and records utilized by Buyer in the preparation of the Statement of Working Capital.

(iii) Subject to Section 2.3(b)(iv), within thirty (30) days following delivery of the Statement of Working Capital pursuant to Section 2.3(b)(ii), (A) Buyer shall pay to Seller the amount, if any, that the Closing Working Capital reflected in the Statement of Working Capital exceeds $500,000, or (B) Seller shall pay to Buyer the amount, if any, that $500,000 exceeds the Closing Working Capital reflected in the Statement of Working Capital. Any and all payments made pursuant to this Section 2.3(b)(iii) shall be made by wire transfer of immediately available funds to an account designated in writing by the party to receive such payment. Any payment made pursuant to this Section 2.3(b)(iii) shall be deemed to be an adjustment to the Purchase Price.

(iv) If Seller disagrees in good faith with the Statement of Working Capital, then Seller shall notify Buyer in writing (the “Notice of Disagreement”) of such disagreement within twenty-five (25) days following delivery of the Statement of Working Capital. If Buyer has not received a Notice of Disagreement within such twenty-five (25)-day period, Seller shall be deemed to have accepted the Statement of Working Capital. Any Notice of Disagreement shall set forth in reasonable detail the adjustments Seller proposes to make to the Statement of Working Capital and the basis therefor and shall be consistent with the provisions of Section 2.3(b)(ii). Thereafter, Seller and Buyer shall attempt in good faith to resolve and finally determine the amount of the Closing Working Capital. If Seller and Buyer are unable to resolve the disagreement within thirty (30) days following delivery of the Notice of Disagreement, then Seller and Buyer shall select a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with Seller or Buyer (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto. If Seller and Buyer are unable, within ten (10) days, to select a mutually acceptable Independent Accountant, then each of Seller and Buyer shall select a nationally recognized independent accounting firm that does not have a relationship with Seller or Buyer, and these two firms will choose a nationally recognized independent accounting firm who will serve as the Independent Accountant. The determination of the Independent Accountant to resolve the disagreement between Seller and Buyer as to the Statement of Working Capital will be made, and written notice thereof given to Seller and Buyer, within thirty (30) days after the selection of the Independent Accountant. The determination by the Independent Accountant shall be final, binding and conclusive upon Seller and Buyer, absent manifest error. The scope of the Independent Accountant’s engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Notice of Disagreement, and the recalculation, if any, of the Statement of Working Capital in light of such resolution. If an Independent Accountant is engaged pursuant to this Section 2.3(b)(iv), the fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. Within ten (10) days after delivery of a notice of determination by the Independent Accountant as described above, any payment required by Section 2.3(b)(iii) shall be made, based on such determination.

2.4 Further Assurances. For a period of one hundred eighty (180) days after the Closing, and without further consideration therefor, (a) Seller shall execute and deliver such documents and take such other actions as Buyer may reasonably request in order to more effectively convey the Shares to Buyer and evidence the transactions contemplated by this Agreement, and (b) Buyer shall execute and deliver such documents and take such other actions as Seller may reasonably request (including executing such further instruments and certificates of assumption, novation and release as Seller may reasonably request) in order to effectively make Buyer responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law and evidence the transactions contemplated by this Agreement.

2.5 Closing. Except to the extent that Buyer and Seller agree on another time and place, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation at 650 Page Mill Road, Palo Alto, CA 94304, at 10:00 a.m. (local time) on the date hereof.

2.6 Closing Obligations. At the Closing:

(a) Seller will deliver to Buyer:

(i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock or transfer powers), for transfer to Buyer;

(ii) a duly executed Instrument of Assignment and Assumption from Seller substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”);

(iii) an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the date of the Closing, in substantially the form attached hereto as Exhibit B;

(iv) a duly executed certificate of Seller that Seller is not a foreign person subject to withholding under Section 1445 of the IRC; and

(v) all other instruments or documents as Buyer may reasonably request to effect the assignment of the Shares as contemplated hereby.

(b) Buyer will deliver to Seller:

(i) the Purchase Price by wire transfer in immediately available funds to the account(s) specified by Seller;

(ii) an opinion of Eilenberg Krause & Paul LLP, dated as of the date of the Closing, in substantially the form attached hereto as Exhibit C;

(iii) a duly executed copy of the Assignment and Assumption Agreement; and

(iv) duly executed copies of all other instruments and certificates of assumption, novation and release as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING THE BUSINESS

Except as disclosed in the disclosure schedules delivered by Seller to Buyer concurrently with the execution of this Agreement (it being agreed that any information set forth in one Section of such disclosure schedules shall be deemed to apply to each other Section thereof to which its relevance is reasonably apparent) (the “Seller Disclosure Schedules”), Seller represents and warrants to Buyer as follows:

3.1 Qualification; Organization; Subsidiaries, etc. Each of the Acquired Companies is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Business Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Business Material Adverse Effect” means such facts, circumstances, events or changes that are, or would reasonably be expected to be, materially adverse to the business, financial condition or continuing operations of the Business taken as a whole but shall not include facts, circumstances, events or changes (a) generally affecting the industries in which the Acquired Companies operate or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby or (ii) changes in applicable Law, GAAP or accounting standards. No Acquired Company is in violation, in any material respect, of any of the provisions of its respective certificate of incorporation and by-laws or similar organizational documents. All of the outstanding shares of capital stock of, or other equity interests in the Acquired Companies have been validly issued and are fully paid and non-assessable, owned directly or indirectly by Seller, free and clear of all Liens, other than restrictions imposed under securities laws, and are not subject to any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

3.2 Capital Structure.

(a) All outstanding shares of capital stock or other equity interests of each Acquired Company are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b) There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which any Acquired Company is a party obligating any Acquired Company to (i) issue, transfer or sell any shares of capital stock or other equity interests of such Acquired Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (iv) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar stock or other equity-based rights of any Acquired Company.

(c) No Acquired Company has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders or other equity holders of such Acquired Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which any Acquired Company is a party with respect to the voting of the capital stock or other equity interests of such Acquired Company.

(e) The copies of the certificate of incorporation and by-laws or similar organizational documents of each of the Acquired Companies, as the case may be, made available to Buyer are true, accurate, and complete copies thereof and reflect all amendments made through the date of this Agreement. The stock and minute books of the Acquired Companies made available to Buyer for review were correct and complete in all material respects as of the date they were so made available, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all stockholder, member and entity actions of the stockholders, members and directors (and any committees thereof) of the Acquired Companies taken by written consent or at a meeting since January 1, 2005 and through the date hereof. All corporate or entity actions taken by the Acquired Companies have been duly authorized or ratified to the extent required by applicable Law.

(f) CESI-SCR does not have any Subsidiaries other than SCR-Tech and neither CESI-Tech nor SCR-Tech has any Subsidiaries.

3.3 Business Financial Statements. Attached to Section 3.3 of the Seller Disclosure Schedules is a true, correct and complete copy of the unaudited statement of assets and liabilities of the Business as of September 30, 2007 (the “Business Balance Sheet”), and the related unaudited statements of revenues and expenses for the nine (9)-month period then ended (collectively with the Business Balance Sheet, the “Business Financial Statements”). The Business Financial Statements are derived from the books and records of the Acquired Companies, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that they do not include the notes to the Business Financial Statements required under GAAP) and fairly present, in all material respects, the assets and the liabilities of the Acquired Companies as of the dates thereof, and the results of operations of the Acquired Companies for the periods then ended.

3.4 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Business Balance Sheet (or the notes thereto), (b) for liabilities permitted by or incurred pursuant to this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Business Balance Sheet, (d) for liabilities and obligations for pension liabilities and insurance reserves, including in connection with workers compensation, and (e) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, none of the Acquired Companies has any liabilities or obligations, of any nature, in each case, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Business (or in the notes thereto). The Business Financial Statements and Section 3.3 of the Seller Disclosure Schedules specifically identify and set forth those liabilities of Seller currently known to Seller that are to become Assumed Liabilities at the Closing. Any inter-company promissory notes or accounts payable previously owed by the Acquired Companies to Seller or to any of its Subsidiaries (other than the Acquired Companies) have been converted to contributed capital.

3.5 Compliance with Law; Permits.

(a) Each Acquired Company is in compliance in all material respects with and is not in default in any material respect under or in violation in any material respect of any applicable federal, state, local or foreign constitution, law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Laws” and each, a “Law”). None of the Acquired Companies has received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders relating to any noncompliance of any of the Acquired Companies with any Laws. None of the Acquired Companies has received any written notice from any Governmental Entity that any of them is not currently compliance with any Laws. Without limiting the generality of the foregoing, neither Seller nor any of the Acquired Companies has received written notice of any claim, action, suit, investigation or proceeding, or to the knowledge of Seller, is aware of any threatened claim, action, suit, investigation or proceeding, that would be reasonably likely to result in a finding that Seller or any of the Acquired Companies is not or has not been in compliance in all material respects with Laws, with respect to the Business, relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products by the Business, (b) employment, safety and health, (c) building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

(b) Each Acquired Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Acquired Companies to own, lease and operate their properties and assets or to carry on the Business as it is now being conducted (the “Seller Permits”), except where the failure to have any of the Seller Permits would not have, individually or in the aggregate, a material adverse effect on the Business. Each Acquired Company has complied in all material respects with all terms and conditions of the Seller Permits, and all Seller Permits are in full force and effect in all material respects.

3.6 Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, result in a material adverse effect on the Business, (i) Seller (with respect to the Business) and the Acquired Companies are in compliance with all applicable Environmental Laws, (ii)  no Hazardous Substance (as defined below) is present at, in, on, under or about any of the properties currently owned or leased by any of the Acquired Companies in amounts exceeding the levels permitted by applicable Environmental Laws and for which any Acquired Company would reasonably be expected to be liable, (iii)  since the date of the Business Balance Sheet none of Seller or any of its Subsidiaries (including the Acquired Companies) have received any written notices, demand letters or requests for information from any person, including any Governmental Entity alleging that Seller (with respect to the Business) or the Acquired Companies may be in violation of, or liable under, any Environmental Law as it pertains to the operation of the Business and neither the Acquired Companies nor, with respect to the Business, Seller are the subject of any outstanding written notices, demand letters or requests for information from any person, including any Governmental Entity alleging that Seller or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law as it pertains to the operation of the Business, and (iv) neither Seller (with respect to the Business) nor any Acquired Company is the subject of any suit, settlement, court order, administrative order, judgment or written claim asserted or arising under any Environmental Law.

(b) As used herein, “Environmental Law” means any applicable Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to (including employee exposure to), or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.6.

(c) As used herein, “Hazardous Substance” means any material, substance or waste listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, a pollutant or contaminant or otherwise regulated, by any Governmental Entity, including any petroleum or any derivative or byproduct thereof, radon, radioactive material, friable asbestos, urea formaldehyde or polychlorinated biphenyls.

3.7 Employee Benefit Plans.

(a) Section 3.7(a) of the Seller Disclosure Schedules lists all Benefit Plans. “Benefit Plans” means all plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing for all payroll practices, including employment, consulting or other compensation agreement, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, sick leave, loan, salary continuation, educational assistance, health, medical, dental, disability, accident or life insurance benefits, vacation, severance, retirement, pension or savings benefits, plans, policies, agreements or arrangements that are sponsored, maintained or contributed to by Seller or any of its affiliates for the benefit of current or former employees, directors or consultants of any Acquired Company (with respect to their relationship to the Business) (each a “Business Employee” and collectively, the “Business Employees”).

(b) Other than as disclosed on Section 3.7(a) of the Seller Disclosure Schedules, neither Seller nor any Acquired Company has any commitment to establish any new Benefit Plan (except to the extent required by Law or to conform any such Benefit Plan to the requirements of any applicable Law, as required by this Agreement) or to modify any Benefit Plan for the benefit of the Business Employees.

(c) Seller has made available to Buyer correct and complete copies of:

(i) each Benefit Plan;

(ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the IRC in connection with each Benefit Plan;

(iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Benefit Plan; and

(iv) any IRS determination letters relating to each Benefit Plan.

(d) Each Benefit Plan has been maintained and administered in material compliance with its terms and with applicable Law, statutes, orders, and rules and regulations, including but not limited to ERISA and the IRC to the extent applicable thereto.

(e) Any Benefit Plan intended to be qualified under Section 401(a) of the IRC and each trust intended to qualify under Section 501(a) of the IRC:

(i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination;

(ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation; and

(iii) has, to the knowledge of the Seller, had no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.

(f) Except as set forth in Section 3.7(f) of the Seller Disclosure Schedules, no Benefit Plan provides, reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Seller nor any Acquired Company has made a binding commitment to provide to any Business Employee (either individually or to Business Employees as a group) with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable statute.

(g) No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or Section 4971 of the IRC.

(h) There does not exist any Controlled Group Liability (as defined below) that would be a liability of Seller or any of its Subsidiaries, including any Acquired Company (or constitute an Assumed Liability), at the time of or following the Closing. “Controlled Group Liability” means liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and Section 4971 of the IRC or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the IRC, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans which are disclosed in Section 3.7(a) of the Seller Disclosure Schedules.

(i) The consummation of the transactions contemplated by this Agreement will not:

(i) entitle any Business Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or

(ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Business Employee, except as expressly provided in this Agreement.

(j) Seller is in good faith compliance with the requirements of Section 409A of the IRC with respect to all “nonqualified deferred compensation plans” (as defined in Section 409A of the IRC) maintained by Seller or any Acquired Company to which any Acquired Company or any Business Employee is a party.

(k) Neither Seller nor any Subsidiary (including, but not limited to any Acquired Company) has ever contributed or been obligated to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of the IRC).

(l) Seller and each Acquired Company have timely made all payments and contributions due from them through the Closing with respect to each Benefit Plan and no payments or contributions are owed by either the Seller or any Acquired Company with respect to any Benefit Plan for all periods ending on or before the Closing.

(m) Neither Seller nor any Acquired Company has incurred or reasonably expects to incur any complete or partial withdrawal liability with respect to any “multiemployer plan” (within the meaning of Section 3(37) of the IRC).

(n) Neither Seller nor any Acquired Company maintains any welfare benefit fund within the meaning of the Section 419 of the IRC with respect to any Business Employees.

(o) Except as set forth in Section 3.7(o) of the Seller Disclosure Schedules, the Business Balance Sheet properly and adequately reflects any and all liabilities and obligations of Seller and each Acquired Company relating to any period ending on or prior to the Closing in respect of all Business Employees, for (a) unpaid compensation, salaries, wages, disability payments and other payroll items (including, without limitation, bonus, incentive or deferred compensation, vacation or other paid leave), (b) unpaid contributions, costs and expenses to or in respect of any Benefit Plan, (c) severance or other termination benefits relating to, resulting from or arising in respect of any termination of employment occurring on or prior to the Closing, and (d) any Assumed Liabilities relating to Business Employees not otherwise specified herein.

(p) There is no contract, Benefit Plan or arrangement covering any Business Employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the IRC.

3.8 Absence of Certain Changes or Events. Since the date of the Business Balance Sheet, through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been (i) any event, development or state of circumstances that has had, individually or in the aggregate, a Business Material Adverse Effect, (ii) any non-cash distribution or dividend made by any Acquired Company, (iii) any repurchase of equity securities by any Acquired Company, (iv) any split, combination or reclassification of any of the Acquired Companies’ capital stock or other equity interests, (v) any material change in accounting methods, principles or practices of any Acquired Company or, with respect to the Business, Seller, (vi) any acquisition by any Acquired Company of, or agreement by any Acquired Company to, acquire, any business or corporation, partnership, association or other business organization or division thereof, (vii) any sale, lease, license, encumbrance (other than a Permitted Lien) or other disposition of any properties or assets of any Acquired Company, except the sale, lease, license, encumbrance or disposition of property or assets in the ordinary course of business consistent with past practice, (viii) any damage, destruction or loss, whether or not covered by insurance, with respect to the properties or assets of any Acquired Company having a replacement cost of more than $50,000, (ix) entry by an Acquired Company into any employment, deferred compensation, severance or similar agreement (or amendment to any such agreement) with any Business Employee, or any agreement with any Business Employee to increase the compensation payable by it to any such Business Employee or to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan made to, for or with such Business Employees other than, in each case, in the ordinary course of business consistent with past practice, (x) any election by Seller relating to Taxes in respect of the Acquired Companies or settlement or compromise of any claim relating to Taxes in respect of the Acquired Companies, (xi) entry into, amendment or termination of any material agreement to which an Acquired Company is a party or by which it is bound; (xii) any material change, whether written or oral, to any agreement or understanding with any of the Acquired Companies’ material suppliers or customers; (xiii) any acceleration or delay in collection of any notes or accounts receivable of the Acquired Companies in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices; (xiv) any delay or accelerated payment of any accrued expense, trade payable or other liability of the Acquired Companies beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices; or (xv) any settlement of any claim or litigation, or filing of any motions, orders, briefs or settlement agreements in any proceeding involving the Acquired Companies before any Governmental Entity or any arbitrator.

3.9 Investigations; Litigation. As of the date hereof, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Seller, threatened against any of the Acquired Companies or Seller (with respect to the Business) at law or in equity before any Governmental Entity or arbitrator, and there are no orders, judgments or decrees affecting the Acquired Companies or the Business issued by any Governmental Entity or arbitrator. To the knowledge of Seller, there is no investigation or review pending by any Governmental Entity with respect to the Acquired Companies or the Business.

3.10 Tax Matters.

(a) (i) Seller and each Acquired Company have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed and all such filed Tax Returns are true, correct and complete in all material respects, (ii) Seller and each Acquired Company have fully and timely paid all Taxes that are required to be paid, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of Seller and it Subsidiaries have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 31, 2002, (iv) there are not pending or threatened, any audits, examinations, investigations or other proceedings in respect of U.S. federal or state Taxes, (v) there are no Liens for Taxes on any of the assets of the Acquired Companies other than Permitted Liens, (vi) neither Seller nor Acquired Company has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the IRC (or any similar provision of state, local or foreign Law), (vii) each Seller and each Acquired Company have complied with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over under such Laws, and (viii)  neither Seller nor any Acquired Company has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, unclaimed property, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(c) SCR-Tech has been since February 20, 2004, and is currently treated as a corporation for all Taxes and Tax Return purposes.

3.11 Labor Matters. (a) As of the date hereof, (i) there are no strikes or lockouts with respect to any Business Employees and, (ii) to the knowledge of Seller, there is no union organizing effort pending against the Business or with respect to any Business Employees, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending against the Business, and (iv) there is no slowdown, or work stoppage in effect with respect to Business Employees and (b) the Acquired Companies and, with respect to the Business, Seller, are in compliance in all material respects with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. There has been no “mass layoff” or “plant closing” as defined under the Worker Adjustment and Retraining Act of 1988 with respect to the Business as a result of any action taken by Seller (other than at the written direction of Buyer or as a result of any of the transactions contemplated hereby) within the past six (6) months. No Acquired Company has entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Business Employees.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Seller Disclosure Schedules sets forth a true and complete list of all (i) Registered Intellectual Property owned by the Acquired Companies as of the date of this Agreement (“Acquired Companies Registered Intellectual Property”), indicating for each item the registration or application number and the applicable filing jurisdiction and (ii) all Contracts to which Seller or an Acquired Company is a party granting rights to Seller or the Acquired Companies to use third party Intellectual Property with respect to the Business (except “shrink wrap” or “click wrap” contracts, and other inbound licenses for generally commercially available software for which Seller or an Acquired Company has paid less than $50,000, but including nonassertion and similar agreements with respect to third party Intellectual Property) or granting rights to third parties to use Business Intellectual Property owned by the Acquired Companies (except licenses granted by the Acquired Companies in the ordinary course of business in connection with the Acquired Companies’ products or services, but including non-assertion or similar agreements with respect to Business Intellectual Property). The Acquired Companies exclusively own (beneficially, and of record where applicable) all Business Intellectual Property, free and clear of all Liens other than Permitted Liens, exclusive licenses and non-exclusive licenses granted outside of the ordinary course of business. The Acquired Companies Registered Intellectual Property is subsisting and unexpired and has not been abandoned, and is valid and enforceable, and all filing, renewal or other fees therefor due on or before the Closing Date have been or will be timely and fully paid, and is not subject to any outstanding order of any Governmental Entity adversely affecting the Acquired Companies’ use thereof or their rights thereto. The Acquired Companies have timely responded to all office actions or other comments, actions or filings of any kind made by any Governmental Entities with respect to any IP Application. To Seller’s knowledge, neither the Acquired Companies nor any officer, employee or agent of the Acquired Companies have, in connection with the filing or prosecution of any Patent Application owned by the Acquired Companies, made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact required to be disclosed to any Governmental Entity, or committed an act, made a statement, or failed to make a statement that would provide a basis to invalidate or hold unenforceable any Patent Application, if and when granted. All files for all Acquired Companies Registered Intellectual Property or IP Applications owned by the Acquired Companies are true, accurate and complete in all material respects. The Business Intellectual Property and the Licensed Intellectual Property include all the Intellectual Property owned by or licensed to the Acquired Companies and material to the operation of the Business as presently conducted. All of the Business Intellectual Property shall survive materially unchanged the consummation of the transactions contemplated by this Agreement. The conduct of the Business as currently conducted does not infringe or otherwise violate in any material respect, and the Acquired Companies have not infringed or otherwise violated in any material respect, the Intellectual Property rights of any third party during the five-year period immediately preceding the date of this Agreement. There is no material litigation, opposition, cancellation, proceeding, objection or claim pending, or asserted or threatened in writing, against the Acquired Companies concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To Seller’s knowledge, no person is violating any Business Intellectual Property right or other material Intellectual Property right that the Acquired Companies hold exclusively. The Acquired Companies have performed all material obligations imposed on them with respect to Licensed Intellectual Property, have made all payments required to date, and are not, nor is another party thereto, in breach or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default or breach thereunder.

(b) To Seller’s knowledge, the Acquired Companies have taken reasonable and necessary measures to protect the confidentiality of all Trade Secrets that are owned or used by the Acquired Companies and are material to the Business and the status of such Trade Secrets as “trade secrets” under all applicable Law. To Seller’s knowledge, except as would not be material to the Business, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid non-disclosure and/or license agreements which have not been breached. To Seller’s knowledge, none of the Acquired Companies’ current employees, consultants and contractors has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Acquired Companies in the furtherance of the Business, which patents or applications have not been assigned to or licensed by the Acquired Companies. Substantially all of the Acquired Companies’ current and prior employees, consultants and contractors have executed valid Intellectual Property and confidentiality agreements for the benefit of the Acquired Companies, substantially in accordance with forms which the Acquired Companies have prior to the date of this Agreement made available to Buyer for its review, except such employees, consultants and contractors who do not perform tasks likely to result in the creation of material Intellectual Property.

(c) Consummation of the transaction contemplated by this Agreement will not trigger any modification, termination or acceleration under, or create any license or similar Lien on Intellectual Property owned or held by Buyer or its affiliates, except to the extent that such license or Lien may be created as a result of a Contract entered into by Buyer or its affiliates. The Acquired Companies have not granted any exclusive or non-exclusive rights to the use of any Business Intellectual Property to third parties except with respect to the material Contracts listed in Section 3.15 of the Seller Disclosure Schedules and confidentiality and non-disclosure agreements. To Seller’s knowledge, the Acquired Companies’ rights to the Licensed Intellectual Property are valid, subsisting and enforceable and are not subject to any outstanding order, judgment, decree or agreement adversely affecting the Acquired Companies’ use thereof or its rights thereto.

(d) The IT Assets generally operate and perform as required by the Acquired Companies in connection with its business, and have not malfunctioned or failed within the past three years in a manner which has materially reduced the overall functionality of the IT Assets as a whole, other than isolated failures or outages that have been corrected. To Seller’s knowledge, the IT Assets do not contain any “time bombs,” “Trojan horses,” “backdoors,” “trap doors,” “worms,” viruses or other similar devices or effects that (i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To Seller’s knowledge, no person has gained material unauthorized access to the IT Assets. To Seller’s knowledge, none of the IT Assets contains any shareware, open source code, or other software whose use, as used by the Acquired Companies, requires disclosure or licensing of any Business Intellectual Property. The Acquired Companies have implemented reasonable backup and disaster recovery technology.

3.13 Real Property. Section 3.13 of the Seller Disclosure Schedules sets forth a complete list of all real property leased for occupancy by the Acquired Companies (the “Acquired Company Real Property”), true and correct copies of which have been previously made available to Parent or Buyer. Each occupancy agreement for leased Acquired Company Real Property (each, an “Acquired Material Lease”) is valid and enforceable. No Acquired Company is in default in any material respect under the terms of any Acquired Material Lease and, to the knowledge of Seller, no other party to any Acquired Material Lease is in default under the terms of any Acquired Material Lease. Each Acquired Material Lease is a valid and binding obligation of an Acquired Company and, to the knowledge of Seller, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Acquired Companies do not own any real property.

3.14 Title to Assets. All assets owned by the Acquired Companies are owned free and clear of all Liens other than Permitted Liens.

3.15 Material Contracts.

(a) Section 3.15 of the Seller Disclosure Schedules sets forth all of the following Contracts to which (x) any Acquired Company is a party or by which any of them are bound, and (y) Seller is a party or by which it is bound and pursuant to which Seller has or may have any obligations or liabilities that are or will become Assumed Liabilities, excluding in all cases of clauses (x) and (y) the Acquired Material Leases (collectively, the “Business Material Contracts”):

(i) Contracts with any labor union or association representing any Business Employee;

(ii) Contracts for joint ventures, strategic alliances or partnerships;

(iii) Contracts containing covenants of any of the Acquired Companies or, with respect to the Business, Seller, not to compete in any line of business or with any person in any geographical area or not to solicit or hire any person with respect to employment;

(iv) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any of the Acquired Companies of any operating business or material assets or the capital stock of any other person;

(v) Contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of the assets of the Acquired Companies, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledgeagreements, security agreements, or conditional sale or title retention agreements;

(vi) purchase Contracts giving rise to liabilities of any of the Acquired Companies in excess of $25,000 individually;

(vii) all Contracts providing for payments by or to any of the Acquired Companies in excess of $25,000 in any fiscal year;

(viii) Contracts under which any of the Acquired Companies has made loans to any other person (other than advances to Business Employees for business expenses in the ordinary course of business); or

(ix) Contracts providing for severance, retention, change in control or other similar payments.

(b) No Acquired Company, and to the knowledge of Seller, no other party to any Business Material Contract, is in breach of or default under the terms of any Business Material Contract, except for breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the Business. Each Business Material Contract is a valid and binding obligation of an Acquired Company and, to the knowledge of Seller, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.16 Insurance. All insurance policies (including fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to the Acquired Companies or the Business are sufficient for compliance by the Acquired Companies with all applicable Laws and all Business Material Contracts. None of the insurance carriers for such policies has given written notice to the Acquired Companies of an intention to cancel any such policy or to materially increase any insurance premiums (including workers’ compensation premiums), or that any such insurance will not be available in the future on substantially the same terms as currently in effect. Neither Seller nor the Acquired Companies has any claim pending against any of its insurance carriers under any of such policies and, to the knowledge of Seller, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by the Acquired Companies to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

3.17 Equipment and Other Tangible Property. The Acquired Companies’ equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property, other than inventory, is suitable for the purposes for which intended and is in operating condition consistent with normal industry standards, except for ordinary wear and tear, and except for such properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Acquired Companies’ prior practices and normal industry standards. Such properties are free of any material structural or engineering defects, and during the past five years there has not been any significant interruption of the Business due to inadequate maintenance or obsolescence of such properties.

3.18 Suppliers and Customers. The Acquired Companies maintain good relations with all of their material suppliers and customers as well as with governments, partners, financing sources and other parties with whom the Acquired Companies have significant relations, and no such party has canceled, terminated or, or to Seller’s knowledge, made any threat to the Acquired Companies to cancel or otherwise terminate its relationship with the Acquired Companies or to materially decrease its services or supplies to the Acquired Companies or its direct or indirect purchase or usage of the products or services of the Acquired Companies. Notwithstanding the foregoing, Seller has disclosed to Parent and Buyer that the customers of the Acquired Companies are not parties to any long-term supply, purchase or other written agreements with any of the Acquired Companies, that such customers only acquire goods and services from the Acquired Companies by means of purchase orders and that there is no obligation of any such customers to continue purchasing goods and services from the Acquired Companies.

3.19 Absence of Certain Business Practices. None of the Acquired Companies or any affiliate or, to the knowledge of Seller, any agent of the Acquired Companies, or any other person acting on behalf of or associated with the Acquired Companies, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Acquired Companies (or assist the Acquired Companies in connection with any actual or proposed transaction), in each case of (a) and (b) which (i) may subject the Acquired Companies to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business or operations of the Acquired Companies, or (iii) if not continued in the future, may adversely affect the Business.

3.20 Transactions with Affiliates. Except as set forth in the forms, reports and documents required to be filed by Seller with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Seller SEC Documents”), and except for normal advances to employees consistent with past practices, payment of compensation for employment and board services to employees and directors, respectively, in each case, consistent with past practices, and participation in scheduled Benefit Plans by employees and directors, the Acquired Companies have not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or stockholder of the Acquired Companies or any of their respective affiliates. Except as set forth in the Seller SEC Documents, no affiliate of the Acquired Companies is indebted to the Acquired Companies for money borrowed or other loans or advances, and the Acquired Companies are not indebted to any such affiliate.

3.21 No Other Assets. Other than (i) insurance policies held by or for the benefit of Seller and any rights, claims or causes of action under such insurance policies and (ii) Benefit Plan assets held by Seller, as of the Closing Date there shall be no assets held by Seller necessary for Buyer to conduct the Business as it is now being conducted.

3.22 No Business Material Adverse Effect. Since the date of the Business Financial Statements, no Business Material Adverse Effect has occurred.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING ITSELF

Except as disclosed in the Seller Disclosure Schedules, Seller represents and warrants to Buyer as follows:

4.1 Organization. Seller is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreement to be executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreement to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the consummation of the transactions contemplated hereby and thereby, including the approval by Renegy of the transactions contemplated hereby as sole stockholder of Seller. This Agreement has been duly and validly executed and delivered by Seller, and the Ancillary Agreement to be executed and delivered by Seller will, as of the Closing, have been, duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding agreement of Buyer and the Ancillary Agreement constitutes the valid and binding agreement of the other parties thereto, this Agreement constitutes, and as of the Closing, the Ancillary Agreement to be executed by Seller will constitute, the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

(b) No authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreement.

(c) The execution and delivery by Seller of this Agreement and the Ancillary Agreement do not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Seller or the Acquired Companies or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a statutory carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, and not delinquent, (C) which is disclosed on the Business Balance Sheet or securing liabilities reflected on such Business Balance Sheet or (D) which was incurred in the ordinary course of business consistent with past practice and not in violation of this Agreement since the date of the Business Balance Sheet and is immaterial in amount (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of any Acquired Company, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Seller or any Acquired Company, (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a material adverse effect on the Business and would not materially impair or delay the consummation of the transactions contemplated hereby.

4.3 Finders or Brokers. Except for Hadley Partners, Incorporated, whose fees and commissions will be the sole responsibility of Seller, Seller has not employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

4.4 No Additional Representations. Other than the representations and warranties expressly set forth in Article 3 and this Article 4, Seller shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

4.5 Financial Statements Included in SEC Filings. Each of the audited consolidated financial statements and unaudited interim financial statements of Seller included (or incorporated by reference) in the Seller SEC Documents filed with the SEC on or after December 31, 2005, including the audited financial statements of Seller as of and for the year ended December 31, 2006, has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), is accurate and complete in all material respects and fairly presents in all material respects the consolidated financial position of Seller and its Subsidiaries (including the Acquired Companies) as of the dates thereof and the consolidated results of Seller’s operations and the changes in Seller’s consolidated financial position for the periods then ended, in the case of the unaudited interim financial statements subject to the absence of footnotes and year end audit adjustments which will not, individually or in the aggregate, be material in magnitude. Such unaudited interim financial statements reflect all adjustments necessary to fairly present, in all material respects, the results of operations for the interim periods presented.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer each jointly and severally represents and warrants to Seller that:

5.1 Organization. Parent and Buyer each is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent currently owns all of the outstanding capital stock of Buyer, and at the Closing Parent will own no less than a majority of the then outstanding capital stock of Buyer.

5.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Parent and Buyer each has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreement to be executed and delivered by Parent and Buyer, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of Parent and Buyer, and no other corporate proceedings on the part of Parent or Buyer are necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreement to be executed and delivered by Parent and Buyer will be, duly and validly executed and delivered by Parent or Buyer, as the case may be, and, assuming this Agreement and Ancillary Agreement constitute the valid and binding agreement of Seller, this Agreement constitutes, and as of the Closing, the Ancillary Agreement will constitute, the valid and binding agreement of Parent or Buyer, as the case may be, enforceable against Parent or Buyer in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the Delaware General Corporation Law, (ii) the Securities Act, and (iii) the Exchange Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent and Buyer of the transactions contemplated by this Agreement and the Ancillary Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not materially impair or delay the consummation of the transactions contemplated hereby.

(c) The execution and delivery by Parent and Buyer of this Agreement and the Ancillary Agreement does not, and, except as described in Section 5.2(b), the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent, Buyer or any of their respective Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent, Buyer or any of their respective Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, loss or Lien that would not materially impair or delay the consummation of the transactions contemplated hereby.

5.3 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending by any Governmental Entity with respect to Parent, Buyer or any of their respective Subsidiaries, and (b) there are no actions, suits, inquiries, claims, investigations or proceedings pending against or affecting Parent, Buyer or any of their respective Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case of clauses (a) or (b), which would materially impair or delay the consummation of the transactions contemplated hereby.

5.4 Finders or Brokers. Except for Stephens Inc., neither Parent, Buyer nor any of their respective Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

5.5 Investment Intent. Buyer is acquiring the Shares not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act. Buyer is an “accredited investor” as defined in Rule 501(a) of the Securities Act. Buyer has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Acquired Companies and acknowledges that Buyer can protect its own interests. Buyer has such knowledge and experience in financial and business matters so that Buyer is capable of evaluating the merits and risks of its investment in the Acquired Companies. Buyer has had an opportunity to ask questions of, and receive answers from, the officers of Seller and the Acquired Companies concerning this Agreement, the exhibits and schedules attached hereto and thereto and the transactions contemplated hereby and thereby, as well as Seller’s and the Acquired Companies’ respective businesses, management and financial affairs, which questions were answered to Buyer’s satisfaction. Buyer believes that it has received all the information Buyer considers necessary or appropriate for deciding whether to purchase the Shares. Buyer also hereby acknowledges that it is relying solely on its own counsel and not on any statements or representations of Seller or its agents for legal advice with respect to the purchase of the Shares or the transactions contemplated hereby.

5.6 Solvency. Assuming the accuracy of the representations and warranties contained in Article 3 and Article 4, immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (a) neither Parent nor Buyer will have incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of Parent or Buyer, as the case may be, will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (b) the assets of Parent and Buyer, at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (c) neither Parent nor Buyer will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud creditors of Seller or any of its Subsidiaries, including any Acquired Company.

5.7 Financing. Buyer has available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby and the Ancillary Agreement.

5.8 Operations of Buyer. Parent caused Buyer to be formed solely for the purpose of engaging in the transactions contemplated hereby, and prior to Closing, Buyer will be inactive and will not have engaged in any business activities and will conduct activities only as contemplated hereby.

ARTICLE 6

COVENANTS

6.1 Confidentiality. The parties acknowledge that SCR-Tech, on behalf of Seller, and Parent have previously executed a Confidentiality Agreement dated as of May 23, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of the parties hereto agrees to be bound by the terms of the Confidentiality Agreement (as if a party thereto if not already a party thereto) and to hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement (provided that Parent’s obligations thereunder shall terminate at Closing with regard to confidential information of the Acquired Companies and the Business).

6.2 Tax Matters.

(a) Responsibility for Certain Taxes. Seller shall indemnify and hold the Buyer Indemnified Parties harmless against any Taxes imposed on or with respect to any Acquired Company with respect to any taxable period (or portion thereof) ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) and any Losses arising therefrom, except to the extent such Taxes or Losses have been reflected as a liability on the Statement of Working Capital. In the case of any taxable period that includes (but does not end on) the Closing Date (each, a “Straddle Period”), (i) the portion of any real, personal and intangible property or ad valorem Taxes (“Property Taxes”) imposed upon any Acquired Company that is allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (ii) the portion of any Taxes other than Property Taxes imposed upon any Acquired Company that is allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period. Buyer shall indemnify and hold Seller harmless against any and all liabilities, obligations or commitments, whether or not accrued, assessed or currently due and payable for any Taxes imposed on any Acquired Company or the Business that are not the responsibility of Seller pursuant to this Section 6.2(a).

(b) Tax Returns. Buyer shall be responsible for the preparation and filing of any Tax Return of or with respect to any Acquired Company that is required to be filed after the Closing Date, other than any Tax Return for any Tax asset or Tax liability relating to income, franchise or similar Taxes of (i) Seller with respect to any taxable period (or portion thereof) or (ii) any Acquired Company with respect to a Pre-Closing Tax Period (each, a “Pre-Closing Income Tax Return”). To the extent that Buyer is required to remit any Taxes that are the responsibility of Seller pursuant to Section 6.2(a), Seller shall pay to Buyer any such Taxes at least ten (10) days prior to the due date for payment of such Taxes. Seller shall be responsible for the preparation and filing of any Tax Return with respect to any Acquired Company or the Business that is required to be filed on or before the Closing Date and any Pre-Closing Income Tax Return, including in each case any amended Tax Return, and each such Tax Return shall be true and correct in all material respects, completed in accordance with applicable Law, and consistent with past practice. To the extent that Seller is required to remit any Taxes that are the responsibility of Buyer pursuant to Section 6.2(a), Buyer shall pay to Seller any such Taxes at least ten (10) days prior to the due date for payment of such Taxes.

(c) Tax Contests. Seller shall control and bear the cost of the conduct of any audit, claim, dispute or controversy (“Tax Contest”) relating to any Tax for which Seller is responsible pursuant to Section 6.2(a), provided that Buyer shall be entitled to participate, at its own expense, in any Tax Contest involving a Straddle Period. Buyer shall control all other Tax Contests relating to any Acquired Company.

(d) Refunds and Credits; Waiver of Carrybacks. Any refund or credit with respect to Taxes described in Section 6.2(a) that are the responsibility of Seller shall be for the account of Seller, except to the extent such refund or credit is reflected as an asset on the Statement of Working Capital, and if Buyer or any Acquired Company receives or becomes entitled to any refund or credit that relates to such Taxes, Buyer shall pay Seller the amount of any such refund or the value of such credit (in each case, net of any taxes incurred by Buyer with respect thereto). All other refunds and credits shall be for the account of Buyer, and if Seller receives any such refund or credit, Seller shall pay to Buyer the amount of any such refund or the value of such credit (in each case, net of any taxes incurred by Seller with respect thereto). To the extent permitted by applicable Law, Buyer shall (or shall cause or permit each Acquired Company to) elect to relinquish any carryback of a Tax attribute to any taxable period or portion thereof ending on or before the Closing Date. In cases where Buyer cannot elect to relinquish such carrybacks, neither Seller nor any of its Subsidiaries shall have any obligation to pay to Buyer any Tax refund or other amount resulting from a carryback of a post-acquisition Tax attribute of any Acquired Company into a Tax Return for a Pre-Closing Tax Period.

(e) Cooperation. The parties to this Agreement shall provide assistance to each other as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests, provide reasonably detailed notice of any Tax Contest sufficient to apprise the other party of the nature of the claim, make available to each other as reasonably requested all relevant information, records, and documents, including workpapers, relating to Taxes of any Acquired Company or the Business and retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return or for any Tax Contest.

(f) Tax Sharing Agreements. Any Tax sharing or Tax allocation agreement between one or more of the Acquired Companies and Seller or any of its Subsidiaries (other than the Acquired Companies) shall be terminated prior to the Closing, and no payments shall be made thereunder on or after the Closing Date.

(g) Survival; Conflicts. Notwithstanding anything to the contrary contained herein, the obligations pursuant to this Section 6.2 and Section 6.4 shall survive until the applicable statute of limitations with respect to the Tax Liabilities in question. In the event of a conflict between the provisions of this Section 6.2 or Section 6.4, as applicable, and any other Section of this Agreement, Section 6.2 or Section 6.4, as applicable, shall govern and control.

6.3 Public Announcements. Parent and Seller will consult with and provide each other the opportunity to review and comment upon any press release relating to this Agreement or the transactions contemplated herein or, to the extent practicable, any other public statement relating to this Agreement or the transactions contemplated herein made by Parent or Seller or their respective Subsidiaries prior to the issuance of such press release or, to the extent practicable, other public statement and shall not issue any such press release or, to the extent practicable, other public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or market.

6.4 Transaction Costs. Except as otherwise indicated in this Section 6.4, each of Parent and Buyer shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 5.4 with respect to Parent, Buyer and their respective Subsidiaries) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Parent shall pay all amounts required to be paid by Parent pursuant to Section 10.7. Seller shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 4.3) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, Parent and/or Buyer shall be responsible for and pay any transfer Taxes (including stock transfer, sales, use value-added, ad valorem and deed Taxes) and the fees and costs of recording or filing any applicable conveyancing instruments associated with the transactions contemplated by this Agreement (“Transfer Taxes”). Seller and Buyer shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable as a result of the transactions contemplated by this Agreement.

6.5 Retention of and Access to Records. From and after the Closing, Parent and Buyer shall preserve, in accordance with the normal document retention policy of the Business, all books and records transferred by Seller to Buyer pursuant to this Agreement. In addition to the foregoing, for a period of six years following the Closing, each party shall afford to the other party hereto, and its counsel, accountants and other authorized agents and Representatives, and their respective counsel, accountants and other authorized agents and Representatives, during normal business hours and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax matters), reasonable access to the employees, books, records and other data relating to the Acquired Companies, the Business, the Assumed Liabilities and the Business Employees in its possession, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or person, or its affiliates, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable business purpose.

6.6 Payments. From and after the Closing, if Seller or any of its Subsidiaries receive a payment of accounts receivable belonging to the Business, they will promptly turn such payment over to Buyer and if Buyer or any of its Subsidiaries receive a payment of accounts receivable belonging to the business of Seller or its Subsidiaries (other than the Acquired Companies), they will promptly turn such payment over to Seller.

6.7 Cooperation in Post-Closing Litigation. For a period of six (6) years following the Closing, each of Seller, Parent and Buyer will cooperate with the other in the investigation, defense or prosecution of any action, suit, inquiry, claim, investigation or proceeding which is pending, instituted or threatened either (a) against Parent or Buyer and which relates to or arises out of the Assumed Liabilities or (b) against Seller and which relates to or arises out of the Excluded Liabilities. The party seeking such cooperation will reimburse the party providing such cooperation for all reasonable expenses (including salaries of employees who are required to be absent from their employment or devote substantial amounts of time in satisfaction of the obligations set forth in this Section 6.7) incurred by the party providing such cooperation in connection with such cooperation.

6.8 Cooperation as to Financial Statements. For a period of ninety (90) day from the date hereof, Seller agrees that it will cooperate in good faith, to the extent reasonably requested by Parent, in the preparation of the financial statements of the Business that are required to be filed by Parent pursuant to the Exchange Act. For a period of ninety (90) day from the date hereof, Buyer agrees that it will cooperate in good faith, to the extent reasonably requested by Seller or Renegy, in the preparation of any financial statements (including pro forma financial statements) that are required to be filed by Renegy pursuant to the Exchange Act, including by providing Seller with reasonable access to any relevant personnel, books and records related to the Business that are necessary in furtherance of the foregoing.

6.9 Return of Excluded Assets. Promptly following the Closing, and in any event within fifteen (15) days after the Closing Date, Parent shall (or shall cause Buyer to) remit to Seller all cash and cash equivalents on the general ledger of each Acquired Company or otherwise held by each Acquired Company, in each case, as of the Closing. The remittance will be treated as a return of Excluded Assets and not as an adjustment to the Purchase Price. If at any time within twelve (12) months following the Closing Date, Parent or Buyer becomes aware of any other Excluded Assets that were delivered to Buyer in connection with this Agreement or the Ancillary Agreement, Parent or Buyer, as the case may be, shall promptly notify Seller of the Excluded Assets in its possession, and shall return (or at Seller’s discretion, destroy) such Excluded Assets at Parent’s expense, including all copies thereof. In any case, Buyer agrees to keep and treat all Excluded Assets as “Evaluation Material” in accordance with the terms of the Confidentiality Agreement.

ARTICLE 7

EMPLOYMENT MATTERS

7.1 Employees. Business Employees of Seller and its Subsidiaries who remain employed after the Closing Date shall be eligible to receive compensation and employee benefits under Buyer’s employee benefit plans (each a “Buyer Benefit Plan”) on the same basis as similarly situated active employees of Buyer and its subsidiaries; provided that nothing herein is intended to result in a duplication of benefits. In addition, each Business Employee will receive service credit for all periods of employment with Seller or Acquired Company or any of its subsidiaries or any predecessor thereof prior to the Closing Date for purposes of vesting, eligibility and benefit levels under any Buyer Benefit Plan in which such employee participates after the Closing Date, to the same extent and for the same purposes thereunder as such service was recognized under any analogous Seller Benefit Plan in effect immediately prior to the Closing Date.

7.2 Welfare Plans.

(a)  Until December 31, 2007, Buyer covenants that it shall (a) assume, adopt and maintain the medical, dental, health, pharmaceutical, and vision Benefit Plans of the Acquired Companies and its Subsidiaries, relating to the Business and listed in Section 7.2 of the Seller Disclosure Schedules (the “Scheduled Welfare Plans”) and, accordingly, shall thereby continue in full force and effect each Scheduled Welfare Plan subject to the terms and conditions thereof, to the extent such Scheduled Welfare Plan is offered as of the Closing Date to the Business Employees and their dependents; or (b) provide all Business Employees and their dependents, with coverage under one or more medical, dental, health, pharmaceutical, and vision benefit plans of Buyer (the “Successor Welfare Plans”), including without limitation health coverage (collectively, “Coverage”), which meets the following requirements as of the Closing Date: (A) the Coverage is substantially identical to the coverage provided under the Scheduled Welfare Plans, (B) service with Seller prior to the Closing Date shall be credited against all service and waiting period requirements under the Successor Welfare Plans, (C) the Successor Welfare Plans shall not provide any pre-existing condition exclusions and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Scheduled Welfare Plan), and (D) the deductibles and/or co-payments in effect under the Successor Welfare Plans shall be reduced by any deductibles and/or co-payments paid by such employee and/or his or her covered dependents under the Scheduled Welfare Plans for the plan year in which the Closing Date occurs. Notwithstanding anything to the contrary herein, Buyer covenants that it shall assume, adopt and maintain the Scheduled Welfare Plans until at least November 30, 2007 for the benefit of Seller and/or Renegy employees to the extent such Scheduled Welfare Plans are offered as of immediately prior to the Closing Date to such employees and their dependents, and, accordingly, such Scheduled Welfare Plans shall thereby continue in full force and effect until at least November 30, 2007, subject to the terms and conditions thereof; provided, that nothing herein shall obligate Buyer to pay any premiums in respect of such Scheduled Welfare Plans for any employees that are not Business Employees.

(b) Buyer agrees that any workers’ compensation benefits for Business Employees shall be the sole obligation of Buyer and not Seller (whether related to claims incurred before, on or after the Closing Date).

7.3 Severance. Buyer shall provide any Business Employee whose employment is terminated by Buyer within twelve (12) months following the Closing Date, with severance payments and benefits, which are no less favorable than the severance pay and benefits such employee would have received had he or she terminated employment with Seller on the Closing Date, as set forth in Section 7.3 of the Seller Disclosure Schedules.

7.4 Savings Plans. Buyer hereby agrees that Buyer shall, or shall cause the Acquired Company to, adopt a plan that is intended to qualify as a “cash or deferred arrangement” under Section 401(k) of the IRC (the “Buyer Savings Plan”) for the benefit of the Business Employees. Seller shall, within the requirements of Law, cause distributions to be made to the Business Employees from any Seller Benefit Plan that is intended to qualify as a “cash or deferred arrangement” under Section 401(k) of the IRC (the “Seller Savings Plans”).

7.5 Post-Retirement Benefit Liabilities.  Effective as of the Closing Date, Buyer shall assume (and does hereby assume), shall be responsible for, covenants to pay or otherwise discharge, and shall indemnify and hold harmless, Seller against any liability, claim or obligation (including reasonable attorney’s fees) relating to or arising out of the Seller Benefit Plans that provide for post-retirement medical and life insurance benefits for Business Employees that relate to the Business. Such post-retirement medical and life insurance benefits will continue to be maintained on the same terms and conditions in effect on the Closing Date with respect to all Business Employees who have retired on or prior to the Closing Date and are receiving or entitled to receive post-retirement medical and life insurance benefits.

7.6 Long Term Disability.  Effective as of the Closing Date, Buyer shall assume (and does hereby assume), shall be responsible for, covenants to pay or otherwise discharge, and shall indemnify and hold harmless, Seller against any liability, claim or obligation (including reasonable attorney’s fees) relating to or arising out of any Business Employee’s long-term disability claim.

7.7 Life Insurance.  Effective as of the Closing Date, Buyer shall assume (and does hereby assume), shall be responsible for, covenants to pay or otherwise discharge, and shall indemnify and hold harmless, Seller against any liability, claim or obligation (including reasonable attorney’s fees) relating to or arising out of the Seller Benefit Plans that provide for life insurance benefits for Business Employees that relate to the Business.

7.8 Vacation. Except as may otherwise be required by Law, effective as of the Closing Date, Buyer shall assume Seller’s liability for all accrued, but unpaid vacation time of Business Employees to the extent such liability is not already a liability of an Acquired Company.

7.9 Cooperation. Upon request, Seller shall provide Buyer, and Buyer shall provide Seller, such documents, data and information as may reasonably be necessary to implement the provisions of this Article 7 and to administer their respective benefit plans, subject to applicable Law.

7.10 Post-Closing Date Participation. Seller acknowledges that as of the Closing Date, Business Employees shall no longer be eligible to actively participate in the Benefit Plans listed on Section 7.10 of the Seller Disclosure Schedules except to the extent required by Law or until such time (following the Closing) as a Business Employee becomes an employee of Seller. Nothing in this Section 7.10 shall otherwise affect or reduce the accrued benefits as of the Closing Date of Business Employees under such Benefit Plans.

7.11 General. Nothing in this Article 7 or elsewhere in this Agreement shall be construed as (a) conferring any legal rights upon any Business Employee for continuation of employment by Buyer or its affiliates, (b) requiring Buyer to implement, or limiting the rights of Buyer to amend or discontinue, any fringe benefit plan, program or practice or any other employee benefit plan of any nature whatsoever, except as expressly provided otherwise in this Article 7 or (c) conferring upon any Business Employee any rights or remedies under this Agreement (including under this Article 7).

ARTICLE 8

INDEMNIFICATION; REMEDIES

8.1 Survival. The representations and warranties contained herein and in the Ancillary Agreement or certificates delivered pursuant to this Agreement or the Ancillary Agreement shall survive the Closing until 5:00 p.m., California time, on the fifteen (15)-month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Section 3.6 (Environmental Laws and Regulations) (the “Environmental Items”) shall survive until the three (3)-year anniversary of the Closing Date, (ii) the representations and warranties contained in Section 3.1 (Qualification; Organization; Subsidiaries, etc.), Section 3.7 (Employee Benefit Plans), Section 3.10 (Tax Matters) and Section 3.14 (Title to Assets) (such representations, for definitional purposes collectively with the Environmental Items referred to herein as the “Specified Indemnity Items”) shall survive until the expiration of the applicable statute of limitations, and (iii) in the event of fraud, any such representation or warranty shall survive until the expiration of the applicable statute of limitations with respect to Seller (but only to the extent fraud by any person may be imputed to Seller under applicable law) and the person committing such fraud or with actual knowledge of the same (each such survival period described in this Section 8.1, a “Survival Period”). Notwithstanding the foregoing, the representations or warranties in respect of which indemnity may be sought under Section 8.2 or Section 8.3, and the indemnity with respect thereto, shall survive the applicable Survival Period and thereafter until resolved if a claim in respect thereof has been made prior to the end of such Survival Period.

8.2 Indemnification by Parent and Buyer. Subject to Section 8.1 and Section 8.6, from and after the Closing, each of Parent and Buyer shall jointly and severally indemnify, defend and hold harmless Seller and its affiliates and their respective stockholders, officers, directors, employees, affiliates, agents and Representatives (collectively, the “Seller Indemnified Parties”), from and against all judgments, settlements, demands, claims, actions or causes of action, deficiencies, assessments, Liabilities, losses, damages (whether direct or indirect, incidental or consequential), interest, fines, penalties, costs and expenses (including reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all such demands, claims, actions or causes of action (collectively, “Losses”) arising out of, resulting from, related to or associated with (i) any and all of the Assumed Liabilities, (ii) the breach of any of the representations and warranties of Parent or Buyer contained in this Agreement and (iii) the breach of any covenant or other agreement on the part of Parent or Buyer under this Agreement.

8.3 Indemnification by Seller. Subject to Section 8.1 and Section 8.6, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its affiliates and their respective stockholders, officers, directors, employees, affiliates, agents and representatives (collectively, the “Buyer Indemnified Parties”), from and against all Losses arising out of, resulting from, related to or associated with (i) any and all of the Excluded Liabilities, (ii) the breach of any of the representations and warranties of Seller contained in this Agreement and (iii) the breach of any covenant or other agreement on the part of Seller under this Agreement.

8.4 Notice of Claims. Each party entitled to indemnification under this Article 8 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claims as to which indemnity is sought (stating in reasonable detail the basis of the claim for indemnification and the Section or Sections of this Agreement providing for such indemnification), provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article 8 except to the extent that the Indemnifying Party has been adversely affected by such failure.

8.5 Procedure for Indemnification; Third Party Claims; Arbitration.

(a) Promptly after receipt by an Indemnified Party of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim in connection therewith is to be made against an Indemnifying Party under Section 8.2 or Section 8.3, as the case may be, give notice (in addition to the notice required by Section 8.4) to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.

(b) If any Proceeding referred to in Section 8.5(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (x) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (y) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it actively and diligently conducts such defense, be liable to the Indemnified Party under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification, subject to the limitations set forth in Section 8.6, (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. The indemnified Party will not unreasonably withhold, delay or condition its consent to the settlement or compromise of a proceeding being defended by the Indemnifying Party pursuant to the foregoing if the sole relief provided thereby is monetary damages. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party of such Proceeding, in each case, with the consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned if the sole relief provided thereby is monetary damages). Each party hereto shall furnish such information regarding itself or the claim in question as the other party may reasonably request in writing and shall otherwise cooperate with the other party to such extent as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(c) Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts with respect to any claim for which indemnification is sought pursuant to this Article 8, then either party may demand arbitration of the matter, to be conducted by one arbitrator mutually agreeable to Seller and Parent. In the event that, within twenty (20) days after determination to submit any dispute to arbitration, Seller and Parent cannot mutually agree on one arbitrator, then, within ten days after the end of such twenty (20)-day period, Seller and Parent shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. The losing party shall pay or reimburse the prevailing party, as applicable, all expenses relating to the arbitration, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any such claim shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties, absent manifest error. Promptly after a decision of the arbitrator(s) requiring payment by an Indemnifying Party to an Indemnified Party, the Indemnifying Party shall make such payment to such Indemnified Party.

8.6 Limitations on Indemnification.

(a) An Indemnifying Party shall not have any liability under Section 8.2(ii), Section 8.2(iii), Section 8.3(ii) or Section 8.3(iii) (except with regard to Buyer’s obligations to pay the Purchase Price and the parties’ respective obligations to pay for any amounts under Section 6.4) unless the aggregate amount of Losses incurred by the Indemnified Party and indemnifiable thereunder arising out of, resulting from, related to or associated with the breach of the representations, warranties, covenants or agreements exceeds $192,000 (the “Basket”) and, in any event (except with regard to Buyer’s obligations to pay the Purchase Price and the parties’ respective obligations to pay for any amounts under Section 6.4), only the aggregate amount of such Losses in excess of the Basket shall be indemnifiable hereunder; provided, however, that the Basket shall not apply to any breach of the Specified Indemnity Item or to any liability under Section 8.2(i) or Section 8.3(i).

(b) Subject to this Section 8.6, no Indemnified Party shall make a claim for indemnification pursuant to this Agreement for Losses incurred by such Indemnified Party arising out of, resulting from, related to or associated with the breach of the representations, warranties, covenants or agreements contained in this Agreement (other than a claim with respect to breach of any Specified Indemnity Item or any liability under Section 8.2(i) or Section 8.3(i), for which this Section 8.6(b) shall not apply) unless the amount of such Losses (excluding Specified Indemnity Items or any liability under Section 8.2(i) or Section 8.3(i)) relating to such claim exceeds $500.00; provided, however, that at such time as an Indemnified Party makes a claim or claims for indemnification pursuant to this Agreement for Losses, excluding any Specified Indemnity Item or any liability under Section 8.2(i) or Section 8.3(i), in an aggregate amount exceeding the Basket, such threshold amount for any additional claims shall increase to $5,000, until the point that the aggregate amount of all such additional claims that are less than $5,000 equals or exceeds $50,000, at which point all of such additional claims, together with all future claims in excess of $500, shall be indemnified pursuant to the terms of Article 8.

(c) Neither Seller nor Buyer shall be required to indemnify any person under Section 8.2(ii), Section 8.2(iii), Section 8.3(ii) or Section 8.3(iii) (except with regard to Buyer’s obligations to pay the Purchase Price and the parties’ respective obligations to pay for any amounts under Section 6.4) for an aggregate amount of Losses exceeding:

(i) in the case of the Specified Indemnity Items or Excluded Liabilities, in the case of Seller, $9,600,000 in connection with Losses related to the breach of any such Specified Indemnity Items or such Excluded Liabilities; and

(ii) in the case of all other representations, warranties, covenants or agreements, $1,920,000 in connection with Losses related to the breach of any such representations, warranties, covenants or agreements of Seller or Parent and Buyer, respectively.

(d) An Indemnifying Party shall not have any liability under Section 8.2(ii), Section 8.2(iii), Section 8.3(ii) or Section 8.3(iii) (except with regard to Buyer’s obligations to pay the Purchase Price) for any Losses unless an Indemnified Party shall have delivered to the Indemnifying Party a claim in accordance with Section 8.4 identifying such Losses (and stating in reasonable detail the basis of the claim for indemnification and the Section or Sections of this Agreement providing for such indemnification with regard to such Losses) prior to the termination of the applicable Survival Period.

(e) No Loss arising from a liability reflected on the Statement of Working Capital (as adjusted pursuant to any disputes) shall be subject to indemnification pursuant to Section 8.3.

(f) Notwithstanding anything to the contrary contained herein, if any Buyer Indemnified Party is entitled to indemnification under Section 8.3(ii) or Section 8.3(iii), such Buyer Indemnified Party shall be entitled to such indemnification in accordance with this Article 8 notwithstanding its assumption of the Assumed Liabilities and obligations under Section 8.2(i) and notwithstanding anything to the contrary in the Ancillary Agreement; provided, however, in no event shall any Buyer Indemnified Party be entitled to any duplicative recovery for such items, pursuant to Section 8.3(i) or otherwise.

(g) Notwithstanding anything to the contrary herein, in no event shall Seller have any liability under this Agreement (including this Article 8) for any Losses relating to a claim the underlying facts of which were known by Parent or Buyer on or prior to the Closing.

8.7 Exclusive Remedy. Subject to the applicability of Section 6.2 and Section 6.4, except for claims for fraud and except for covenants contained herein which by their terms are to be performed at or after the Closing, the indemnification obligations under this Article 8 shall be the sole and the exclusive remedy of the parties hereto with respect to any breach of any representation, warranty, covenant or agreement under this Agreement or Ancillary Agreement by any party hereto or any certificate delivered in connection herewith or therewith, except that nothing herein or in any such certificate shall be construed or interpreted as limiting or impairing the rights or remedies that the parties hereto may have at equity for injunctive relief or specific performance.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices, requests, claims and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)	If to Seller, to

Catalytica Energy Systems, Inc.
301 West Warner Road, Suite 132
Tempe, Arizona 85284
Attention: Richard M. Weinroth, Esq.
Phone: (480) 556-5555
Telecopy: (480) 998-5089

With a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Donna M. Petkanics, Esq.
Bradley L. Finkelstein, Esq.
Phone: (650) 493-9300
Telecopy: (650) 493-6811

(b)	If to Parent or Buyer, to:

CoaLogix Inc.
c/o Acorn Factor, Inc.
4 West Rockland Road, 1st Floor
Montchanin, Delaware 19710
Attention: Chief Executive Officer
Phone: 302-656-1708
Telecopy: 302-994-3086

and

Acorn Factor, Inc.
4 West Rockland Road, 1st Floor
Montchanin, Delaware 19710
Attention: Chief Executive Officer
Phone: 302-656-1708
Telecopy: 302-994-3086

With a copy to:

Eilenberg Krause & Paul LLP
11 East 44th Street, 19th Floor
New York, New York 10017
Attention: Sheldon Krause, Esq.
Phone: (212) 986-9700
Telecopy: (212) 986-2399

9.2 Certain Definitions. For purposes of this Agreement:

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or a Subsidiary of such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

(b) References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13(d)(3) of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(d) References in this Agreement to “knowledge” of a party shall mean the actual knowledge of any of the officers or managerial personnel of such party (which for the avoidance of doubt shall include the actual knowledge of Robert W. Zack, Richard M. Weinroth and Kevin Lane in the case of Seller), with respect to the matter in question, and such knowledge as any of such officers or managerial personnel reasonably should have obtained upon reasonable investigation and inquiry into the matter in question.

(e) References in this Agreement to “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or Arizona are authorized by law or executive order to be closed.

(f) References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

9.3 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Disclosure Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

9.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement (and supersede each prior agreement and understanding, whether written or oral) among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any person other than the parties hereto. The rights of Buyer Indemnified Parties and Seller Indemnified Parties under Article 8 may be asserted by Parent and Buyer, on the one hand, and Seller, on the other hand, respectively.

9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.7 Assignment. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party. Subject to the preceding sentence of this Section 9.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective legal successors and permitted assigns.

9.8 Nondisclosure. Except as may be required by applicable Law or the requirements of the NASDAQ Stock Market, Inc., for a period of three (3) years following the Closing, Seller will (and will cause its Subsidiaries to) take commercially reasonable steps comparable to those steps Seller takes with regard to its own similar confidential information to protect the confidentiality of all confidential information related to the Business in the possession of Seller or its then Subsidiaries (other than information which is or becomes known to the public other than through a breach of this Section 9.8 by Seller).

9.9 Amendments; Waiver. This Agreement may not be amended or modified except by written agreement of the parties hereto. No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

9.10 Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms or were otherwise breached. Each party shall be entitled to injunctive relief to prevent any breach of this Agreement and to enforce this Agreement specifically in any court of the State of Delaware or any court of the United States located in the State of Delaware (in addition to any other remedy to which such party is entitled at law or in equity). In addition, each party hereby:

(a) submits itself to the personal jurisdiction of (i) the courts of the State of Delaware; and (ii) the United States District Court for the District of Delaware with respect to any dispute, suit, action or proceeding arising out of, or based on any matter arising out of or in connection with, this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute;

(b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and

(c) agrees that it will not bring any action relating to this Agreement (or any transactions contemplated by this Agreement) in any court other than such courts referred to above.

9.11 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

ARTICLE 10

GUARANTEE OF BUYER’S OBLIGATIONS

10.1 Guaranty. Parent hereby absolutely, irrevocably, continuously and unconditionally guarantees to Seller (i) the full and prompt payment when due of all of Buyer’s financial obligations (including payment of the Purchase Price) under this Agreement and the Ancillary Agreement and (ii) the timely performance by Buyer of all of its duties, agreements, covenants and obligations under Section 2.4 (clauses (i) and (ii) collectively, the “Parent Guaranteed Obligations”).

10.2 Guaranty Absolute. The liability of Parent under this Article 10 shall be absolute, unconditional, present and continuing until all of the Parent Guaranteed Obligations have been indefeasibly paid in full or performed, as applicable, irrespective of:

(a) any assignment or other transfer, in whole or in part, of Seller’s interests in and rights under this Agreement and/or the Ancillary Agreement, including, without limitation, Seller’s right to receive payment and require performance of the Parent Guaranteed Obligations;

(b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement or the Ancillary Agreement, or any other agreement or instrument relating to the Parent Guaranteed Obligations;

(c) any lack of validity or enforceability of or defect or deficiency in this Agreement (including this Article 10) or any other documents to which Seller, Parent or their respective Subsidiaries is or may become a party;

(d) any modification, extension or waiver of any of the terms of this Agreement (including this Article 10);

(e) except as to applicable statutes of limitation, failure, omission, delay, waiver or refusal by Seller to exercise, in whole or in part, any right or remedy held by Seller with respect to this Agreement (including this Article 10);

(f) insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, liquidation, winding up, dissolution or other similar proceeding of Seller, Parent, any of their respective Subsidiaries or any other guarantor of the Parent Guaranteed Obligations or other similar proceeding; and

(g) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Parent in respect of the Parent Guaranteed Obligations, other than payment in full of the Parent Guaranteed Obligations.

10.3 Obligations Several. This is a guaranty of payment and performance and not of collection. The obligations of Parent hereunder are several from those of Buyer or any other person, and are primary obligations concerning which Parent is the principal obligor. There are no conditions precedent to the enforcement of this Article 10, except as expressly contained herein. It shall not be necessary for Seller, in order to enforce payment and performance by Parent under this Article 10, to exhaust its remedies against Buyer, any other guarantor, or any other person liable for the payment or performance of the Parent Guaranteed Obligations. Seller shall not be required to mitigate damages or take any other action to reduce, collect, or enforce the Parent Guaranteed Obligations.

10.4 Obligations Continuing. This Article 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Parent Guaranteed Obligations are annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded or repaid by Seller, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Parent, Buyer or any other guarantor, or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, Parent, Buyer or any other guarantor or any substantial part of their property or otherwise, all as though such payment or payments had not been made.

10.5 Enforcement of Guaranty. In no event shall Seller have any obligation (although it is entitled, at its option) to proceed against Buyer before seeking satisfaction from Parent, and Seller may proceed, prior or subsequent to, or simultaneously with, the enforcement of Seller’s rights hereunder, to exercise any right or remedy which it may have under this Agreement, including this Article 10.

10.6 Waiver. Parent hereby waives:

(a) notice of acceptance of the guaranty in this Article 10, of the creation or existence of any of the Parent Guaranteed Obligations and of any action by Seller in reliance hereon or in connection herewith;

(b) except as expressly set forth herein, promptness, diligence, all setoffs, presentment, demand for payment or performance, notice of dishonor, nonpayment or nonperformance, protest and notice of protest with respect to the Parent Guaranteed Obligations;

(c) any requirement for Seller or any other person to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Parent, any other entity or any collateral;

(d) any provision of any statute or judicial decision otherwise applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of performance by an obligor with respect to whose obligations the guarantee or surety is provided;

(e) any requirement that suit be brought against, or any other action by Seller be taken against, or any notice of default or other notice be given to, or any demand be made on, Parent or any other person, or that any other action be taken or not taken as a condition to Parent’s liability for the Parent Guaranteed Obligations under this Article 10 or as a condition to the enforcement of this Article 10 against Parent; and

(f) any defense of Buyer or the cessation, from any cause whatsoever, of the liability of Buyer.

10.7 Expenses. Parent hereby agrees to pay on demand any and all costs, including reasonable legal fees, and other expenses incurred by Seller in enforcing Parent’s obligations under this Article 10. Parent hereby unconditionally, absolutely and irrevocably agrees to hold Seller and its successors and assigns harmless and to indemnify Seller and its successors and assigns from, for and against any and all costs and expenses, including reasonable attorneys’ fees, arising out of or relating to any failure by Parent to carry out, observe and perform in accordance with this Article 10 any of the Parent Guaranteed Obligations contained in or arising from this Article 10.

10.8 Benefit of Guaranty. The provisions of this Article 10 are for the benefit of Seller and its successors, transferees, endorsees and assigns.

10.9 Reinstatement. This Article 10 shall remain in full force and effect and continue to be effective should any petition be filed by or against Buyer or Parent for liquidation or reorganization, should Buyer or Parent become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Buyer’s or Parent’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Parent Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or otherwise must be restored or returned by Seller, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Parent Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

10.10 Continuing Guaranty. This Article 10 is a continuing guaranty and shall remain in effect until the Parent Guaranteed Obligations have been paid in full. Any other guarantors of all or any part of the Parent Guaranteed Obligations may be released without affecting the liability of Parent hereunder.

10.11 Effective Date and Term of Guaranty. The guaranty under this Article 10 shall be effective at the Closing. Seller shall not have any rights under this Article 10, express or implied, nor shall Parent have any obligations under this Article 10, express or implied, until the Closing. Subject to the foregoing sentence, this Article 10 shall continue in full force and effect until payment in full of the Parent Guaranteed Obligations; provided, however, that the obligations and liabilities of Parent under this Article 10 shall continue in full force and effect with respect to any breach of Parent’s obligations hereunder or of the Parent Guaranteed Obligations, in each case occurring prior to such termination.

ARTICLE 11

GUARANTEE OF SELLER’S OBLIGATIONS

11.1 Guaranty. Renegy hereby absolutely, irrevocably, continuously and unconditionally guarantees to Buyer the full and prompt payment when due of all of Seller’s financial obligations (if any) under Section 2.3(b)(iii) and Section 8.3 of this Agreement (collectively, the “Renegy Guaranteed Obligations”).

11.2 Guaranty Absolute. The liability of Renegy under this Article 11 shall be absolute, unconditional, present and continuing until all of the Renegy Guaranteed Obligations have been indefeasibly paid in full or performed, as applicable, irrespective of:

(a) any assignment or other transfer, in whole or in part, of Buyer’s interests in and rights under this Agreement and/or the Ancillary Agreement, including, without limitation, Buyer’s right to receive payment and require performance of the Renegy Guaranteed Obligations;

(b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement or the Ancillary Agreement, or any other agreement or instrument relating to the Renegy Guaranteed Obligations;

(c) any lack of validity or enforceability of or defect or deficiency in this Agreement (including this Article 11) or any other documents to which Buyer, Renegy or their respective Subsidiaries is or may become a party;

(d) any modification, extension or waiver of any of the terms of this Agreement (including this Article 11);

(e) except as to applicable statutes of limitation, failure, omission, delay, waiver or refusal by Buyer to exercise, in whole or in part, any right or remedy held by Buyer with respect to this Agreement (including this Article 11);

(f) insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, liquidation, winding up, dissolution or other similar proceeding of Buyer, Renegy, any of their respective Subsidiaries or any other guarantor of the Renegy Guaranteed Obligations or other similar proceeding; and

(g) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Renegy in respect of the Renegy Guaranteed Obligations, other than payment in full of the Renegy Guaranteed Obligations.

11.3 Obligations Several. This is a guaranty of payment and performance and not of collection. The obligations of Renegy hereunder are several from those of Seller or any other person, and are primary obligations concerning which Renegy is the principal obligor. There are no conditions precedent to the enforcement of this Article 11, except as expressly contained herein. It shall not be necessary for Buyer, in order to enforce payment and performance by Renegy under this Article 11, to exhaust its remedies against Seller, any other guarantor, or any other person liable for the payment or performance of the Renegy Guaranteed Obligations. Buyer shall not be required to mitigate damages or take any other action to reduce, collect, or enforce the Renegy Guaranteed Obligations.

11.4 Obligations Continuing. This Article 11 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Renegy Guaranteed Obligations are annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded or repaid by Buyer, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Renegy, Seller or any other guarantor, or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, Renegy, Seller or any other guarantor or any substantial part of their property or otherwise, all as though such payment or payments had not been made.

11.5 Enforcement of Guaranty. In no event shall Buyer have any obligation (although it is entitled, at its option) to proceed against Seller before seeking satisfaction from Renegy, and Buyer may proceed, prior or subsequent to, or simultaneously with, the enforcement of Buyer’s rights hereunder, to exercise any right or remedy which it may have under this Agreement, including this Article 11.

11.6 Waiver. Renegy hereby waives:

(a) notice of acceptance of the guaranty in this Article 11, of the creation or existence of any of the Renegy Guaranteed Obligations and of any action by Buyer in reliance hereon or in connection herewith;

(b) except as expressly set forth herein, promptness, diligence, all setoffs, presentment, demand for payment or performance, notice of dishonor, nonpayment or nonperformance, protest and notice of protest with respect to the Renegy Guaranteed Obligations;

(c) any requirement for Buyer or any other person to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Renegy, any other entity or any collateral;

(d) any provision of any statute or judicial decision otherwise applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of performance by an obligor with respect to whose obligations the guarantee or surety is provided;

(e) any requirement that suit be brought against, or any other action by Buyer be taken against, or any notice of default or other notice be given to, or any demand be made on, Renegy or any other person, or that any other action be taken or not taken as a condition to Renegy’s liability for the Renegy Guaranteed Obligations under this Article 11 or as a condition to the enforcement of this Article 11 against Renegy; and

(f) any defense of Seller or the cessation, from any cause whatsoever, of the liability of Seller.

11.7 Expenses. Renegy hereby agrees to pay on demand any and all costs, including reasonable legal fees, and other expenses incurred by Buyer in enforcing Renegy’s obligations under this Article 11. Renegy hereby unconditionally, absolutely and irrevocably agrees to hold Buyer and its successors and assigns harmless and to indemnify Buyer and its successors and assigns from, for and against any and all costs and expenses, including reasonable attorneys’ fees, arising out of or relating to any failure by Renegy to carry out, observe and perform in accordance with this Article 11 any of the Renegy Guaranteed Obligations contained in or arising from this Article 11.

11.8 Benefit of Guaranty. The provisions of this Article 11 are for the benefit of Buyer and its successors, transferees, endorsees and assigns.

11.9 Reinstatement. This Article 11 shall remain in full force and effect and continue to be effective should any petition be filed by or against Seller or Renegy for liquidation or reorganization, should Seller or Renegy become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Seller’s or Renegy’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Renegy Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or otherwise must be restored or returned by Buyer, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Renegy Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.10 Continuing Guaranty. This Article 11 is a continuing guaranty and shall remain in effect until the Renegy Guaranteed Obligations have been paid in full. Any other guarantors of all or any part of the Renegy Guaranteed Obligations may be released without affecting the liability of Renegy hereunder.

11.11 Effective Date and Term of Guaranty. The guaranty under this Article 11 shall be effective at the Closing. Buyer shall not have any rights under this Article 11, express or implied, nor shall Renegy have any obligations under this Article 11, express or implied, until the Closing. Subject to the foregoing sentence, this Article 11 shall continue in full force and effect until payment in full of the Renegy Guaranteed Obligations; provided, however, that the obligations and liabilities of Renegy under this Article 11 shall continue in full force and effect with respect to any breach of Renegy’s obligations hereunder or of the Renegy Guaranteed Obligations, in each case occurring prior to such termination.

Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER

CATALYTICA ENERGY SYSTEMS, INC.
a Delaware corporation

By:

Name:

Title:

PARENT

ACORN FACTOR, INC.
a Delaware corporation

By:

Name:

Title:

BUYER

COALOGIX INC.
a Delaware corporation

By:

Name:

Title:

[Signature Page to Stock Purchase Agreement]

WITH RESPECT TO ARTICLE 11 ONLY,

RENEGY

RENEGY HOLDINGS, INC.
a Delaware corporation

By:

Name:

Title:

[Signature Page to Stock Purchase Agreement]